EXHIBIT 99.1

Zomedica Announces Record Third Quarter 2023 Financial Results: Revenue up 31% to $6.3 Million; 69% Gross Margin, and $118 Million in Liquidity, while Making Strategic Acquisitions of Structured Monitoring Products and Qorvo Biotechnologies

ANN ARBOR, MI / ACCESSWIRE / November 13, 2023 / Zomedica Corp. (NYSE American:ZOM) ("Zomedica" or the "Company"), a veterinary health company offering point-of-care diagnostics and therapeutic products for companion animals, today reported consolidated financial results for the quarter ended September 30, 2023.

2023 Third Quarter Financial Highlights

•	Revenues for the third quarter of 2023 grew 31% to $6.3 million, compared to third quarter 2022 revenues of $4.8 million, primarily driven by:

○	Growth in the Therapeutic Devices segment, where revenues from PulseVet® and Assisi® product sales came in at $6.0 million, reflecting an increase of 28% over third quarter 2022 revenues;
○	Growth in the Diagnostic segment, where revenues from TRUFORMA®, TRUVIEWTM and VetGuardian® product sales grew to $0.3 million, more than triple the revenues of $0.1 million reported in the same quarter in 2022.

•	Consumable revenues grew to $4.5 million, up ~29% over third quarter 2022 revenues of $3.5 million.
•	Capital revenues grew to $1.8 million, up ~38% over third quarter 2022 revenues of $1.3 million.

Gross margin was 69%, up sequentially from second quarter 2023 gross margin of 67%.

Zomedica ended the third quarter with $118.0 million in cash, cash equivalents, and available for sale securities. Cash used in the third quarter was $24.4 million, including $21.5 million for acquisitions, investments, and one-time items with the remaining $2.9 million used for operating expenses.

*Non-GAAP EBITDA loss (which includes adjustments for stock compensation) for the three months ended September 30, 2023, was $0.3 million compared to a loss of $3.0 million for the three months ended September 30, 2022.

Executive Commentary

"The third quarter marks the highest revenue quarter in company history. It also marks record quarterly revenues for the first, second and third quarter, making year to date 2023 revenue also a record through nine months. We look forward to building on this momentum as we leverage our new capabilities and continue introducing new product platforms into the market. We believe recent acquisition related activity will allow us to be well positioned to continue the growth trajectory, commented Zomedica CEO Larry Heaton.

"Through strategic acquisitions, we now have capability to develop, manufacture and market all of our products providing excellent gross margin. We are particularly pleased with third quarter gross margin of 69%, which represents an improvement from our second quarter gross margins of 67%. This is noteworthy, considering one-time costs associated with our TRUVIEW microscope launch, our TRUFORMA product transition, and our efforts to fortify our supply chain to keep up with strong demand.

"We now have five product lines on the market that provide us multiple paths to grow revenues. We're investing in introducing these new products, in some cases, a new product category, through extensive marketing efforts, and selling through both our growing sales force and distribution partners. While new product adoption takes both time and money to achieve, as the first or only to market, the long-term benefits to the company are well worth it."

Investment in Growth and Sustainability

Acquisition of Structured Monitoring Products

Zomedica completed its acquisition of Structured Monitoring Products, Inc. ("SMP"), the maker of the VetGuardian vital sign monitoring product, on September 5th, 2023. This acquisition follows strategic investments by the Company in SMP beginning in May 2022, and will allow the Company to increase gross margin for this product line by bringing the manufacturing of VetGuardian products in-house, and also leverage both its direct sales force and animal health distributor network to drive increased adoption.

Launch of the TRUVIEW Digital Microscope

With the launch of the TRUVIEW digital microscopy system earlier this year, the Company expects revenues to continue to grow in line with the installed base in the coming quarters.

Acquisition of Qorvo Biotechnologies

Subsequent to the end of the quarter, on October 5th, 2023, Zomedica announced the acquisition of Qorvo Biotechnologies, LLC ("QBT"). The acquisition has substantially improved the Company's ability to capture margin improvements through the assumption of QBT's manufacturing systems and also eliminates certain future payments owed to QBT by the Company, including license fees, transition fees, and future royalties. The timing of this acquisition coincides with the recently launched equine eACTH assay and the planned launch of assays for non-infectious GI disease in dogs, and the Company believes it will continue to capitalize on these new capabilities to bring additional assays to market, accelerating TRUFORMA's growth.

Corporate Listing Update

As disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2023, Zomedica received a deficiency letter from the NYSE American on September 12, 2023, indicating that the Company was not in compliance with the continued listing standards set forth in Section 1003(f)(v) of the Company Guide, as Zomedica's common shares were selling for a substantial period of time at a low price per share, which the exchange determined to be a 30-trading day average of less than $0.20 per share.

The Company has stated its intention to cure the share price deficiency and return to compliance with their listing standards through a series of measures that are in the best interests of the Company and its shareholders.

2023 Third Quarter Results Review

Revenue for the three months ended September 30, 2023, was $6.3 million, compared to $4.8 million for the three months ended September30, 2022, an increase of $1.5 million or approximately 31%. The increase was primarily due to organic growth within our Assisi, PulseVet, and TRUFORMA product lines and the inclusion of our TRUVIEW and VetGuardian products, which were not part of our consolidated figures as of September 30, 2022.

The Company expects revenues to increase, driven by synergies derived from expanded product lines from our recent acquisitions, increased sales/ marketing/commercialization efforts, and our move to full sales territory deployment and execution. In addition, sales generally rise to their historical high points in the fourth quarter.

Cost of revenue was $2.0 million, compared to $1.3 million for the three months ended September 30, 2022, an increase of $0.7 million. Margins remained strong at 69%. Adjusting for one-time items brings our gross margin for the quarter to over 70%, in line with historical levels.

Operating expenses were $10.3 million, compared to $10.1 million for the three months ended September 30, 2022, an increase of $0.2 million or 2%, as we start to see leverage on our pathway to profitability.

Research and development expense was $0.9 million, compared to $1.2 million for the three months ended September 30, 2022, a decrease of $0.3 million or 25%. The decrease was primarily driven by higher research fees for assay development, in the same period a year ago.

Selling and marketing expense was $3.3 million, compared to $3.7 million for the three months ended September 30, 2022, a decrease of $0.4 million or 11%. The decrease was primarily driven by synergies now being derived by the PulseVet acquisition.

General and administrative expense was $6.1 million, compared to $5.2 million for the three months ended September 30, 2022, an increase of $0.9 million or 17%. The increase was primarily driven by growth in headcount within our support functions, including creation of a new Pathology department to support our TRUVIEW digital microscopy system, Qorvo transition and other acquisition related expenses, and infrastructure improvements to build and support our growing suite of products and capabilities.

Net loss for the three months ended September 30, 2023, was $0.3 million,or $0.001 per share, compared to a net loss of $5.8 million, or $0.005 per share, for the three months ended September 30, 2022. While we are encouraged by our results in the quarter, we benefitted from several one-time items that may not have this level of impact in future periods. With that said this is still a better result than we had last year.

*Non-GAAP EBITDA loss (which includes adjustments for stock compensation) for the three months ended September 30, 2023, was $0.3 million compared to a loss of $3.0 million for the three months ended September 30, 2022. When adjusting for one-time items associated with our Qorvo / TRUFORMA related transition, our transition to a new Chief Financial Officer, adjustments associated with our acquisition of SMP and Revo Squared, and one-off consulting work, our **Adjusted Non-GAAP EBITDA profit was $0.3 million.

Liquidity and Outstanding Share Capital

Zomedica had cash, cash equivalents, and available-for-sale securities of $118.0 million as of September 30, 2023, compared to $158.5 million as of September 30, 2022. The decrease in cash was primarily driven by acquisition related expenses, Qorvo related transition payments, and general operating activity.

As of September 30, 2023, Zomedica had 979,949,668 common shares issued and outstanding.

For complete financial results, please see Zomedica's filings on EDGAR and SEDAR or visit the Zomedica website at www.zomedica.com.

Conference Call Details:

Zomedica will host a conference call on Monday, November 13, 2023, at 4:30 p.m. ET to discuss the Company's operational and financial highlights for its third quarter ended September 30, 2023. A question-and-answer session will follow management's prepared remarks.

Event: Zomedica Q3 2023 Financial Results Conference Call

Date: Monday, November 13, 2023

Time: 4:30 p.m. Eastern Time

Live Call: +1-877-407-0789 (U.S. Toll-Free) or +1-201-689-8562 (International)

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1641216&tp_key=4fcf4cae49

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until Monday, November 27, 2023 at 11:59 PM ET and can be accessed by dialing +1-844-512-2921 (U.S. Toll-Free) or +1-412-317-6671 (International) and entering replay pin number: 13742390.

About Zomedica

Based in Ann Arbor, Michigan, Zomedica (NYSE American:ZOM) is a veterinary health company creating diagnostic and therapeutic products for horses, dogs, and cats by focusing on the unmet needs of clinical veterinarians. Zomedica's product portfolio includes innovative diagnostics and medical devices that emphasize patient health and practice health. Zomedica's mission is to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit https://www.zomedica.com.

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Forward-Looking Statements

Except for statements of historical fact, this news release contains certain "forward-looking information" or "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur and include statements relating to our expectations regarding future results. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance, or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, including assumptions with respect to economic growth, demand for the Company's products, the Company's ability to produce and sell its products, sufficiency of our budgeted capital and operating expenditures, the satisfaction by our strategic partners of their obligations under our commercial agreements, our ability to realize upon our business plans and cost control efforts and the impact of COVID-19 on our business, results and financial condition.

Our forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: the finalization of the accounting procedures necessary to report our financial results for 2023, the application of generally accepted accounting principles, which are highly complex and involve many subjective assumptions, estimates, and judgments, uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and verification and validation studies; uncertainty as to the timing and results of commercialization efforts, as well as the cost of commercialization efforts, including the cost to develop an internal sales force and manage our growth; uncertainty as to our ability to successfully integrate acquisitions; uncertainty as to our ability to supply products in response to customer demand; uncertainty as to the likelihood and timing of any required regulatory approvals, and the availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; performance by our strategic partners of their obligations under our commercial agreements, including product manufacturing obligations; risks pertaining to permits and licensing, intellectual property infringement risks; risks relating to any required clinical trials and regulatory approvals; risks relating to the safety and efficacy of our products, the use of our products, intellectual property protection; risks related to re-emergence of new strain of COVID-19 or from any other infectious diseases; risks related to volatile macroeconomic conditions and financial markets, increased inflation, and increasing interest rate environment; risks associated with our continued listing on the NYSE American; and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Investor Relations Contact:

Zomedica Investor Relations

investors@zomedica.com

1-734-369-2555

Non-GAAP Measures

Non-GAAP EBITDA, Adjusted Non-GAAP EBITDA, and other measures presented on an adjusted basis are not recognized terms under U.S. GAAP and do not purport to be alternatives to the most comparable U.S. GAAP amounts. Since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies. Management uses the identified non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods. Management believes these non-GAAP measures assist investors and other interested parties in evaluating Zomedica's on-going operations and provide important supplemental information to management and investors regarding financial and business trends relating to Zomedica's financial condition and results of operations. Investors should not consider these non-GAAP measures as alternatives to the related GAAP measures. Reconciliations of non-GAAP measures to their closest U.S. GAAP equivalent are presented below.

* Non-GAAP EBITDA is defined as net loss and comprehensive loss excluding amortization, depreciation, non-cash stock compensation, and taxes while reversing out the benefits derived from interest income.

** Non-GAAP Adjusted EBITDA is defined as Non-GAAP EBITDA, as defined above, excluding expenses related to the transition of TRUFORMA development and manufacturing capabilities, our transition to a new Chief Financial Officer, adjustments associated with our acquisition of SMP and Revo Squared, and one-off consulting work.

	For the Three Months Ended
	As Presented	One-Time Items	Adjusted	As Presented
	9/30/2023	9/30/2023	9/30/2023	9/30/2022

Net revenue	$6,347	$-	$6,347	$4,776
Cost of revenue	1,985	-	1,985	1,265
Gross profit	4,362	-	4,362	3,511

Expenses
General and administrative	6,115	295	6,410	5,153
Research and development	867	(301)	566	1,215
Selling and marketing	3,328	(11)	3,317	3,735
Loss from operations	(5,948)	17	(5,931)	(6,592)
Interest income	1,437	-	1,437	1,012
Interest expense	(64)	-	(64)	-
Gain (loss) on disposal of assets	14	-	14	-
Other loss	2,195	-	2,195	(5)
Foreign exchange loss	(45)	-	(45)	(67)
Loss before income taxes	(2,411)	17	(2,394)	(5,652)
Income tax expense (benefit)	(1,920)	-	(1,920)	(657)
Net loss	(491)	17	(474)	(4,995)
Unrealized gains, change in fair value of available-for-sale securities, net of tax	244	-	244	(803)
Change in foreign currency translation	(19)	-	(19)	(32)
Net loss and comprehensive loss	$(266)	$17	$(249)	$(5,830)

Adjustments (Non-Cash)
Amortization	$1,398	$-	$1,398	$2,424
Depreciation	198	-	198	144
Stock Compensation	1,668	-	1,668	1,920
Subtotal	$2,998	$17	$3,015	$(1,342)

Interest	$(1,373)	$-	$(1,373)	$(1,012)
Taxes	(1,920)	-	(1,920)	(657)
Non-GAAP Adjusted EBITDA**	$(295)	$17	$(278)	$(3,011)

SOURCE: Zomedica Corp.